Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement on Form S-1/A of our report dated March 28, 2014, relating to the consolidated financial statements of Cachet Financial Solutions, Inc. and Subsidiary as of and for the years ended December 31, 2013 and 2012 appearing in the Prospectus, which is a part of this Registration Statement.  In addition, we consent to use in this Amendment No. 4 to Registration Statement on Form S-1/A of our report dated May 16, 2014, relating to the audit of the abbreviated financial statements of the DGS Business of DeviceFidelity, Inc. as of December 31, 2013 and 2012 and for the years the ended.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Lurie Besikof Lapidus & Company, LLP

Minneapolis, Minnesota
June 25, 2014